Exhibit 10.1

AGIOS PHARMACEUTICALS, INC.

Amended and Restated Severance Benefits Plan

Effective October 6, 2022

1. Establishment of Plan. Agios Pharmaceuticals, Inc., a Delaware corporation (the “Company”), originally established this plan effective April 22, 2016, and has amended and restated this plan effective as of the date set forth above, as an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan.

2. Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change of Control (as defined below)) terminates under the circumstances specified herein. The severance benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3. Definitions. For purposes of this Plan,

(a) “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or prior to the Change of Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b) “Benefits Continuation” shall have the meaning set forth in Section 8 hereof.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus” shall mean the target annual incentive bonus for the bonus year in which the termination occurs (or for the year in which the Change of Control occurs, if greater), that the Covered Employee would have been eligible to earn for such year if the Covered Employee had remained employed with the Company.

(e) “C-level Employees” shall mean the Company’s Chief Executive Officer and any other Company employee with a job title above Senior Vice President.

(f) “Cause” for termination shall mean: (A) a finding by the Board, in its reasonable discretion, that (i) the Covered Employee committed an intentional act or acted with gross negligence that has materially injured the business of the Company, or (ii) the Covered Employee has refused or failed to follow lawful directions of the Board or the appropriate individual to whom the Covered Employee reports; or (iii) the Covered Employee has willfully neglected his or her duties for the Company; (B) the conviction of the Covered Employee, or the entry of a pleading of guilty or nolo contendere by the Covered Employee to, any crime involving moral turpitude or any felony; or (C) a material breach of any agreement between the Covered Employee and the Company; provided, however, that no event or condition described in clauses (A) or (C) shall constitute Cause unless the Board gives the Covered Employee written notice of the grounds for termination and provides the Covered Employee fifteen (15) days to correct (if susceptible to correction, as determined in the sole discretion of the Board) such grounds, and the Covered Employee fails to make such correction.

(g) “Change of Control” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, or the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

(B) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, no event shall constitute a Change of Control unless such event also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(h) “Change of Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or by the Covered Employee for Good Reason, in either case within the eighteen (18) months following a Change of Control.

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Company” shall mean Agios Pharmaceuticals, Inc. or, following a Change of Control, any successor thereto.

(l) “Covered Employees” shall mean all Company employees who are (A) C-level Employees, (B) Senior Vice Presidents or (C) otherwise designated by the Board or an authorized committee of the Board to be a Covered Employee under this Plan, in each case which person experiences a Covered Termination and which person is not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof.

(m) “Covered Termination” shall mean a (i) Non-Change of Control Termination, (ii) Change of Control Termination or (iii) solely with respect to New Hire Equity Awards as set forth in Section 9(c), a termination of the Covered Employee’s employment due to death or Disability.

(n) “Disability” shall have the same meaning as applies for purposes of Section 409A of the Code.

(o) “Effective Date” shall mean October 6, 2022.

(p) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(q) “Good Reason” shall mean the occurrence of any of the following events without the Covered Employee’s prior written consent: (A) a material diminution in the Covered Employee’s base compensation; (B) a material diminution in the Covered Employee’s authority, duties or responsibilities (this determination will include an analysis of whether the Covered Employee maintains at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company); (C) a material change in geographic location at which the Covered Employee performs services (if the Covered Employee’s new one-way commute is more than thirty five (35) miles greater than the Covered Employee’s one-way commute prior to the change in the Covered Employee’s principal work location, regardless of whether the Covered Employee receives an offer of relocation benefits, such change shall be deemed material hereunder) or (D) a material breach by the Company of this Plan or of any agreement to which the Company and the Covered Employee are parties;

provided, however, that no such event or condition shall constitute Good Reason unless (x) the Covered Employee gives the Company a written notice of termination for Good Reason not more than 30 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) the Covered Employee’s termination of employment occurs within two months following the Company’s receipt of such notice.

(r) “New-Hire Equity Award” shall mean any equity award granted after the Effective Date to the Covered Employee by the Company in connection with such Covered Employee’s commencement of employment with the Company and which equity award vests solely based on the continued performance of services.

(s) “Non-Change of Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or by the Covered Employee for Good Reason prior to, or more than eighteen (18) months following, a Change of Control.

(t) “Participants” shall mean Covered Employees.

(u) “Plan Administrator” shall have the meaning set forth in Section 15 hereof.

(v) “Release” shall have the meaning set forth in Section 6 hereof.

(w) “Release Effective Date” shall have the meaning set forth in Section 13(c)(i) hereof.

(x) “Severance Pay” shall have the meaning set forth in Section 7 hereof.

(y) “Severance Period” shall mean the applicable severance period determined under the chart in Section 7 hereof based on the type of Covered Termination and the Title/ Role of the Covered Employee.

4. Coverage. A Covered Employee may be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination. In order to receive severance benefits under the Plan, Covered Employees must meet the eligibility and other requirements provided below in Sections 5 and 6 of the Plan.

5. Eligibility for Severance Benefits. The following employees will not be eligible for severance benefits, except to the extent specifically otherwise set forth in the Plan or determined by the Plan Administrator: (a) an employee who is terminated for Cause; (b) an employee who retires; (c) except solely with respect to New Hire Equity Awards as set forth in Section 9(c) hereof, an employee who terminates employment as a result of a Disability, or dies; (d) an employee who voluntarily terminates his or her employment, except in the case of a Covered Termination for Good Reason; and (e) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Change of Control) is a member as defined in Sections 414(b) and (c) of Code.

6. Release; Timing of Severance Benefits. Receipt of any severance benefits under the Plan requires that the Covered Employee: (a) comply with the provisions of any applicable non-competition, non-solicitation, or other restrictive covenant agreement and any other obligations to the Company; and (b) execute and deliver a waiver and release, pursuant to the Company’s then-current standard form of waiver and release agreement, under which the Covered Employee releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Employee (the “Release”) which Release becomes binding within 60 days following the Covered Employee’s termination of employment (or such shorter period of time as may be provided in the Release). The Release shall not (x) require the Covered Employee to release claims or rights (I) to Severance Pay, Benefits Continuation or other payments or benefits under this Plan, (II) under any equity award or employee benefit plan or (III) to indemnification or insurance coverage or (y) impose restrictive covenants or other obligations on the Covered Employee broader than those set forth in the applicable non-competition, non-solicitation or other restrictive covenant agreement executed by the Covered Employee as a condition of the Covered Employee’s employment with the Company.

7. Cash Severance. A Covered Employee who experiences a Non-Change of Control Termination or a Change of Control Termination, as applicable, shall be entitled to the cash severance benefits under this Plan as set forth in the table below based on the Covered Employee’s title/role, with (a) the Base Salary portion of the cash severance being paid in accordance with the Company’s regular payroll practices for the applicable Severance Period set forth below, commencing on the first payroll period occurring after the Release Effective Date (with the first installment including any portion of the Base Salary accrued between the termination date and such first payroll period) and (b) the Bonus portion of the cash severance being paid lump sum on the first payroll date after the Release Effective Date (collectively, “Severance Pay”).

Title/ Role of Covered Employee	Non-Change of Control Termination Severance Period	Change of Control Termination Severance Period

Chief Executive Officer	Twelve (12) months Base Salary and 1x Bonus	Twenty-four (24) months Base Salary and 2x Bonus

C-level Employees, other than the Chief Executive Officer	Twelve (12) months Base Salary and 1x Bonus	Twelve (12) months Base Salary and 1x Bonus

Covered Employees, other than the Chief Executive Officer and C-level Employees	Nine (9) months Base Salary and 0.75x Bonus	Nine (9) months Base Salary and 0.75x Bonus

For purposes of this Section 7 and Section 8 below, a Covered Employee’s title/role shall be such employee’s title/role immediately prior to the Covered Termination or, if such employee’s title/role was changed in connection with the Change of Control, immediately prior to the Change of Control.

8. Benefits Continuation. In addition to the Severance Pay, a Covered Employee who experiences a Non-Change of Control Termination or a Change of Control Termination, as applicable, shall be entitled to Company contributions to the cost of COBRA coverage for health and dental insurance on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period if the Covered Employee elects COBRA coverage, and only so long as such coverage continues in force. Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward health and dental coverage shall end when the new employment begins (“Benefits Continuation”). The Company’s payment of contributions (but not the Covered Employee’s eligibility for COBRA coverage at his or her own expense) shall cease if paying the contributions is deemed reasonably likely to result in penalties on the Company or other participants in the health and dental plans or in taxation of any health or dental plan participant (other than taxation of the Covered Employee up to the value of the premiums paid). The Company’s payments pursuant to the Benefits Continuation shall be paid at the same time as premium payments are made by other participants in the Company’s health and dental insurance plans with the same coverage.

9. Equity Awards.

(a) Non-Change of Control Termination. In the case of a Non-Change of Control Termination, the impact of such termination on any then outstanding and unvested equity award granted by the Company (or any affiliate thereof) to the Covered Employee shall be dictated by the terms of the equity award agreement and the equity plan under which the award was granted; provided that, solely with respect to New-Hire Equity Awards, the terms set forth in Section 9(c) hereof shall also apply. Any unvested equity awards that do not vest pursuant to the foregoing sentence shall be forfeited immediately and automatically to the Company without the payment of any consideration to the Covered Employee, effective upon such Non-Change of Control Termination.

(b) Change of Control Termination. In the case of a Change of Control Termination, (A) any equity awards that vest solely based on the continued performance of services shall vest and become exercisable and non-forfeitable upon such termination and (B) any equity awards that vest based on the achievement of one or more performance metrics shall be treated in accordance with the terms of the applicable equity award agreement or the plan under which such award was granted, or otherwise as determined by the Board, provided in each case that the vesting of any awards in connection with a Change of Control Termination shall be subject to the Covered Employee’s compliance with Section 6 hereof. Any unvested equity awards that do not vest pursuant to the foregoing sentence shall be forfeited immediately and automatically to the Company without the payment of any consideration to the Covered Employee, effective upon the Change of Control Termination.

(c) Treatment of New-Hire Equity Awards. Solely with respect to any then outstanding and unvested New-Hire Equity Awards, in the case of (A) a Non-Change of Control Termination or (B) a Covered Employee who terminates employment as a result of a Disability or death prior to a Change of Control, (i) the portion of such New-Hire Equity Awards that would have vested during the one-year period following such termination had such termination not occurred will vest and become exercisable and non-forfeitable upon such termination and (ii) the portion of any New-Hire Equity Awards in the form of stock options that are vested as of the date of termination of employment (after taking into account the foregoing clause (i)) shall remain exercisable for a period of twelve (12) months following the termination of employment, subject in each case to the Covered Employee’s compliance with Section 6 hereof (with the Release, in the case of a termination on account of death or Disability, to be executed by the guardian, beneficiary or estate, as applicable). Any unvested equity awards that do not vest pursuant to the foregoing sentence shall be forfeited immediately and automatically to the Company without the payment of any consideration to the Covered Employee, effective upon such termination.

10. Recoupment. If a Covered Employee fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any payments or benefits provided in Sections 7, 8 and 9 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator. Payment is due in cash or by check within 10 days after the Company provides notice to a Covered Employee that it is enforcing this provision. Any benefits described in Sections 7, 8 and 9 not yet received by such Covered Employee will be immediately forfeited.

11. Death. If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies during such Participant’s applicable Severance Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s Severance Period.

12. Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13. Section 409A. It is intended that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “Covered Termination,” “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a) Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b) Notwithstanding any other payment provision herein to the contrary, while the Company or appropriately-related affiliates is publicly-traded and if a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i) With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” no payment shall be made before the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c) To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall not be entitled to such payments and benefits unless and until such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Employee’s employment with the Company (or such shorter period as the Company may specify at the time). If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date whose cutoff date is immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(ii) To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination (or such shorter period as the Company may specify at the time) and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of the Covered Employee’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year. The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan had such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(d) The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

14. Section 280G. Notwithstanding any other provision of this Plan, except as set forth in Section 14(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a) The Company shall not be obligated to provide to the Covered Employee any portion of any “Contingent Compensation Payments” (as defined below) that the Covered Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Covered Employee. For purposes of this Section 14, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 14(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Covered Employee if the

Eliminated Payments (determined without regard to this sentence) were paid to the Covered Employee (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Covered Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 14(b) shall be referred to as a “Section 14(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 14 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Covered Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 14(d). Within thirty (30) days after each date on which the Covered Employee first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Covered Employee (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 14(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Covered Employee, the Covered Employee shall deliver a response to the Company (the “Covered Employee Response”) stating either (A) that the Covered Employee agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Covered Employee disagrees with such determination, in which case the Covered Employee shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 14(b) Override is applicable. In the event that the Covered Employee fails to deliver a Covered Employee Response on or before the required date, the Company’s initial determination shall be final. If the Covered Employee states in the Covered Employee Response that the Covered Employee agrees with the Company’s determination, the Company shall make the Potential Payments to the Covered Employee within three (3) business days following delivery to the Company of the Covered Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Covered Employee states in the Covered Employee Response that the Covered Employee disagree with the Company’s determination, then, for a period of sixty (60) days following delivery of the Covered Employee Response, the Covered Employee and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Covered Employee Response, make to the Covered Employee those Potential Payments as to which there is no dispute between the Company and the Covered Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

(e) The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first. For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio. The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Covered Employee for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Covered Employee in respect of the applicable Contingent Compensation Payment. For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c)).

(f) The provisions of this Section 14 are intended to apply to any and all payments or benefits available to the Covered Employee under this Plan or any other agreement or plan of the Company under which the Covered Employee receives Contingent Compensation Payments.

15. Plan Administration.

(a) Plan Administrator. The Plan Administrator shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change of Control. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139-4169

(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have complete discretionary authority to administer the Plan in all details and such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan. The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.

The Company shall promptly reimburse the Plan Administrator or the Committee for any expenses incurred in good faith in the course of carrying out its obligations under this Plan, including, but not limited to, attorney’s fees, claims, fines, judgments, taxes, causes of action or liability and amounts paid in settlement, actually and reasonably incurred by such Committee or Plan Administrator, unless such expense, claim, fine, judgment, taxes, cause of action, liability or amount arose from his or her gross negligence, willful neglect, willful misconduct or willful breach of his or her fiduciary responsibilities under ERISA.

16. Claims, Inquiries and Appeals.

(a) Applications for Benefits and Inquiries. Any application for benefits under or inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139-4169

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure, including a statement of the claimant’s right to bring a civil action under ERISA.

This written notice will be given to the applicant within 15 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 15 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 15-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents, free of charge, in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139-4169

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review. All comments or other documents submitted by the claimant shall be taken into account, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within 15 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 15 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 15-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the adverse determination, the specific Plan provisions upon which the decision is based, a statement that the claimant is entitled to receive free of charge the documents and records relevant to the claim, and a statement of the claimant’s right to bring suit under ERISA.

(e) Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense, except to the extent required by ERISA.

(f) Exhaustion of Remedies; Statute of Limitations. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 16(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 16(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 16(d) above). Any legal action must be initiated within the earlier of (i) 180 days after a claimant’s receipt of an adverse decision on review or (ii) two years after the Participant’s termination of employment.

(g) Indemnification. To the extent permitted by law, the Plan Administrator and all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and all associated expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct. The Company shall advance all expenses for which a party is indemnified under this Section 16 to such indemnified party or shall arrange for direct payment of any such expenses by the Company.

17. Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

18. Severability. In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19. Non-Assignability. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20. Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

21. Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change of Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Board, (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change of Control shall be effective for eighteen (18) months.

22. Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.

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